Exhibit 99.1

For Immediate Release

TriZetto Announces Pricing

of Convertible Note Offering

NEWPORT BEACH, Calif. – September 29, 2005 – The TriZetto Group, Inc. (Nasdaq: TZIX) today announced that it has priced its previously announced private placement of $100 million aggregate principal amount of convertible senior notes due 2025. In addition, TriZetto has granted to the initial purchasers of the notes a 30 day option to purchase up to an additional $15 million principal amount of the notes solely to cover over allotments.

The notes will be convertible, in certain circumstances, into common stock of TriZetto at an initial conversion price of $18.85 per share and will accrue interest at an annual rate of 2.75%. The notes will mature in twenty years. The notes may be redeemed by TriZetto at any time after October 5, 2010. The transaction is expected to close in October 2005. The closing is subject to customary closing conditions.

TriZetto expects to use the net proceeds from the offering for the purchase, concurrently with the offering of the notes, of 1 million shares of TriZetto’s outstanding common stock (including shares to be sold by purchasers of the notes in “short” sales), and the remaining proceeds for future acquisitions, working capital and other general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. Neither the notes nor the underlying shares of common stock have been registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The statements in this press release regarding the timing of the proposed private placement are forward-looking statements that involve risks and uncertainties, including, but not limited to, market conditions and the price and market for the securities being offered.

About TriZetto

TriZetto serves the payer market, which is comprised primarily of national and regional health insurance plans, and benefits administrators that provide transaction services to self-insured employer groups.

The company offers a broad portfolio of information technology products, including software, services and consulting, which healthcare payers utilize to improve their business processes and capitalize on new opportunities emerging from the consumerization of the healthcare industry. Headquartered in Newport Beach, Calif., TriZetto can be reached at 949-719-2200 or at www.trizetto.com.

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Contacts:	Investors:	Media:
	Brad Samson	Audrey McDill
	949-719-2220	303-495-7197
	brad.samson@trizetto.com	audrey.mcdill@trizetto.com